                             WEIL, GOTSHAL & MANGES
                A Partnership Including Professional Corporations
                   767 Fifth Avenue   New York, NY  10153-0119
                                 (212) 310-8000
                               Fax: (212) 310-8007



                              December 18, 1995



     The Bear Stearns Companies Inc.
     245 Park Avenue
     New York, New York 10167

     Ladies and Gentlemen:

               We have acted as United States counsel to The Bear Stearns Companies Inc. (the "Companies") in connection with its Medium Term Note Program (the "Program") pursuant to which the Company may from time to time issue Notes (the "Notes") in an aggregate principal amount at any one time outstanding of up to U.S. $3,650,742,350 (or an equivalent amount in other currencies).

               We have examined originals or copies, certified or otherwise identified to our satisfaction, of the Prospectus Supplement dated December 18, 1995 ("Prospectus Supplement") to the Prospectus dated December 18, 1995 ("Prospectus") and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

               In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates of officers and representatives of the Company and upon the representations, warranties and covenants of the Company and the Dealers contained in the Prospectus Supplement and the Prospectus.

               Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

     The Bear Stearns Companies Inc.
     December 19, 1995
     Page 2

               The statements under the caption "Certain United States Federal Income Tax Consequences" in the Prospectus Supplement, subject to the limitations set forth therein, fairly summarize in all material respects the information described therein.

               The opinion herein is limited to the federal income tax laws of the United States, and we express no opinion as to the effect on the matters covered by this opinion of the laws of any other jurisdiction.

               We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the aforesaid Prospectus Supplement and to the use of our name therein. We hereby further consent to the use of this opinion as an exhibit to filings with the securities commissioners of various states of the United States as required by the securities laws of such states.

               This opinion is rendered solely for your benefit in connection with the transactions described above. This opinion may not be used or relied upon by any other person and may not be disclosed, quoted, filed with a governmental agency or otherwise referred to without our prior written consent except as noted above.

                                        Very truly yours,

                                        WEIL, GOTSHAL & MANGES




     NYFS02...:\25\22625\0122\2322\LTRN305J.34B